EXHIBIT 11


                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002
                ------------------------------------------------

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
                                                          THREE MONTHS        SIX MONTHS
                                                              ENDED              ENDED
                                                          JUNE 30, 2002      JUNE 30, 2002
                                                          -------------      -------------
                                                             (000'S, EXCEPT SHARE DATA)
NUMERATOR:
        Net income                                         $     6,106        $    12,115
        Less preferred stock dividends                              10                 10
                                                           -----------        -----------

        Net income for basic and diluted earnings
          per common share - net income available
          to common stockholders                           $     6,096        $    12,105
                                                           ===========        ===========

DENOMINATOR:
        Denominator for basic earnings per common
           share - weighted average shares                  18,403,822         18,377,990

        Effects of dilutive securities:
         Director and employee stock options                   579,211            558,778
                                                           -----------        -----------

        Total effects of dilutive securities                   579,211            558,778
                                                           -----------        -----------

        Denominator for diluted earnings per common
           share - adjusted weighted average shares         18,983,033         18,936,768
                                                           ===========        ===========

        Basic earnings per common share                    $      0.33        $      0.66
                                                           ===========        ===========
        Diluted earnings per common share                  $      0.32        $      0.64
                                                           ===========        ===========
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